Exhibit 99.1

Dex One Corporation Reports Fourth Quarter and Full Year 2009 Results

  Net Revenue of $2.20 Billion
  Adjusted EBITDA of $1.15 Billion
  Adjusted Free Cash Flow of $571 Million

CARY, N.C.--(BUSINESS WIRE)--March 4, 2010--Dex One Corporation (NYSE:DEXO), a leading provider of marketing services and solutions for local businesses, today reported full year 2009 net revenue of $2,202 million, representing a 16 percent decline from full year 2008. Adjusted EBITDA(1,2) in 2009 was $1,151 million, down 19 percent from the prior year. Adjusted free cash flow(2) in 2009 was $571 million – based on cash flow from operations of $516 million, capital expenditures of $33 million and excluding $88 million related to reorganization and restructuring costs – up from $510 million in 2008, primarily due to the termination of bond interest payments during bankruptcy. Full year advertising sales were $2,029 million, down 20 percent from advertising sales in full year 2008. Net loss in 2009 and 2008 were $6,453 million and $2,298 million, respectively – both were primarily the result of non-cash impairment charges to intangible assets.

The following table summarizes selected operating, financial and adjusted 2009 results versus the most recent forecast:

Metric	2009 Results	2009 Forecast(3)	Better / (Worse)

Advertising Sales	$2,029 million	$2,027 million	$2 million
Net Revenue	$2,202 million	$2,201 million	$1 million
Adjusted Expenses(2)	$1,051 million	$1,159 million	$108 million
Adjusted EBITDA(2)	$1,151 million	$1,042 million	$109 million
Adjusted Free Cash Flow(2,4)	$571 million	$495 million	$76 million

“2009 was a challenging year in which the local media sector declined more than 20 percent, and our performance was in line with the national average. Nevertheless, we recorded a number of significant achievements in the year,” said David C. Swanson, Chairman and CEO of Dex One Corporation. “We essentially completed all of the work associated with the successful reorganization of the company, which culminated with the introduction of the new company name and brand earlier this year, while we also continued to launch new marketing products and services to help local businesses connect with ready-to-buy consumers.”

Swanson continued, “I am extremely proud that throughout 2009, our people remained intensely focused on running the business and serving the needs of our nearly half a million customers, completing a number of initiatives designed to increase the value we generate. We rolled out a new Dex mobile application; launched a completely rebuilt, hyperlocal online search site -- dexknows.com; extended our voice-enabled search application; and continued to build our network of leading online search partners.”

“The restructuring enabled us to establish a more sustainable capital structure, pushing debt maturities to 2014 and providing us with greater financial flexibility,” said Steven M. Blondy, Executive Vice President and CFO. “We eliminated nearly $6 billion of debt and lowered annual interest expense by $500 million. Furthermore, we preserved a substantial amount of our valuable tax attributes and maintained a weighted average interest rate below 8%. Despite the potential for distraction from this process, we reduced operating costs by more than $100 million compared to 2008. We also exceeded our EBITDA and free cash flow targets.”

2010 Guidance

“Turning to 2010, although economic conditions have improved from a year ago, stubborn unemployment and tight credit for local businesses have stymied our customer base. While we still expect improving 2010 operating and financial trends, there remains downside risk to our forecast as presented in our reorganization documents,” said Blondy. “Given the current U.S. economic outlook and the subsequent impact it will have on local businesses in our markets, we expect 2010 ad sales to decline between 12 percent and 15 percent this year. While this represents an improvement in the rate of sales decline, it's well short of our growth objectives once the local business environment improves. Meanwhile, our 2010 guidance for EBITDA and cash flow are in line with our bankruptcy disclosure statement.”

The Company is providing full year 2010 guidance as follows:

  Year over year decline in advertising sales of between 12 percent and 15 percent.
  Pro forma adjusted net revenue(2,5) of approximately $1.8 billion and net revenue of approximately $0.9 billion.
  Pro forma adjusted EBITDA(2,5) of approximately $750 million and operating income of approximately $90 million.
  Pro forma adjusted free cash flow(2,5) of approximately $450 million and cash flow from operations of approximately $400 million.

Important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes of this press release, which should be thoroughly reviewed. Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method.

Fourth Quarter and Full Year Conference Call

Dex One Corporation will be hosting a conference call to discuss its fourth quarter and full year 2009 results today at 8:30 a.m. (ET). Individuals within the United States can access the call by dialing 800-857-0258 – others should dial 773-756-0883. The pass code for the call is “Dex One”. In order to ensure a prompt start time, please dial into the call by 8:20 a.m. (ET). In addition, a live Web cast will be available at www.DexOne.com and an archived version will be accessible for up to one year. A replay of the conference call can be accessed from within the United States by dialing 866-489-3785 and internationally by dialing 203-369-1665. There is no pass code for the replay, which will be available through March 18, 2010.

About Dex One Corporation

Dex One Corporation (NYSE: DEXO) is a leading marketing services company that helps local businesses reach, win and keep ready-to-buy customers. Our highly-skilled, locally based marketing consultants offer a wide range of marketing products and services that help businesses get found more than 1.5 billion times each year by actively shopping consumers. We offer local businesses personalized marketing consulting services and exposure across a broad network of local marketing products – including our “official” print, online and mobile yellow pages and search solutions, as well as major search engines. For more information visit www.DexOne.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Dex One Corporation’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to Dex One Corporation or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only Dex One Corporation’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One Corporation. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One Corporation’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in Dex One Corporation’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect Dex One Corporation’s business or financial results. Such risks and other factors, which in some instances are beyond Dex One Corporation’s control, include: changes in directory advertising spend and consumer usage; competition and other economic conditions; our ability to generate sufficient cash to service our debt; our ability to comply with the financial covenants contained in our debt agreements and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; increasing LIBOR rates; regulatory and judicial rulings; changes in the Company’s and the Company’s subsidiaries credit ratings; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful realization of the expected benefits of acquisitions, divestitures and joint ventures; the continued enforceability of the commercial agreements with Qwest, CenturyLink and AT&T; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results. Dex One Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s 2009 annual report on Form 10-K to be filed with the SEC may contain updates to the information included in this release.

(See attached tables)

1 Before the following expenses: (a) impairment, (b) reorganization, (c) stock-based compensation and long-term incentive program, (d) restructuring and (e) restricted stock units related to the Business.com acquisition.

2 Please see the schedules and related footnotes for a reconciliation of non-GAAP figures to the most comparable GAAP numbers.

3 Initially provided September 18, 2009.

4 Forecast was provided on an unlevered free cash flow basis.  Figure represents equivalent adjusted free cash flow.

5 Excludes the impact of Fresh Start accounting.

DEX ONE CORPORATION	Schedule 1
INDEX OF SCHEDULES

Schedule 1:	Index of Schedules

Schedule 2:	Unaudited Condensed Consolidated Statements of Operations for the three months and years ended December 31, 2009 and 2008

Schedule 3:	Unaudited Condensed Consolidated Balance Sheets at December 31, 2009 and 2008

Schedule 4:	Unaudited Condensed Consolidated Statements of Cash Flows for the three months and years ended December 31, 2009 and 2008

Schedule 5:	Reconciliation of Non-GAAP Measures

Schedule 6:	Statistical Measure - Advertising Sales

Schedule 7:	Notes to Unaudited Condensed Consolidated Financial Statements
and Non-GAAP Measures

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION				Schedule 2
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except loss per share

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net revenue (1)	$500.8	$630.4	$2,202.4	$2,616.8
Expenses	233.4	292.6	1,083.3	1,268.8
Depreciation and amortization	151.5	120.0	578.8	483.3
Impairment charges (2)	7,337.4	746.6	7,337.8	3,870.4
Operating loss	(7,221.5)	(528.8)	(6,797.5)	(3,005.7)
Interest expense, net	(65.7)	(205.1)	(489.5)	(835.5)
Gain on debt transactions, net (3)	-	33.6	-	265.2
Pre-tax loss before reorganization items, net and income taxes	(7,287.2)	(700.3)	(7,287.0)	(3,576.0)
Reorganization items, net (4)	(16.9)	-	(94.8)	-
Loss before income taxes	(7,304.1)	(700.3)	(7,381.8)	(3,576.0)
Tax benefit	1,303.6	337.9	928.5	1,277.7
Net loss	$(6,000.5)	$(362.4)	$(6,453.3)	$(2,298.3)

Loss per share (LPS):
Basic and diluted	$(87.05)	$(5.27)	$(93.67)	$(33.41)
Shares used in computing LPS:
Basic and diluted	68.9	68.8	68.9	68.8

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION		Schedule 3
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions
	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$665.9	$131.2
Accounts receivable, net	825.8	1,027.0
Deferred directory costs	138.1	164.3
Other current assets	90.9	193.0
Total current assets	1,720.7	1,515.5

Fixed assets and computer software, net	157.3	188.7
Intangible assets, net (2)	2,158.2	10,009.3
Deferred income taxes, net	399.9	-
Other non-current assets	62.7	167.2
Total Assets	$4,498.8	$11,880.7

Liabilities and Shareholders' Deficit
Accounts payable and accrued liabilities	$168.5	$216.1
Short term deferred income taxes, net	108.2	$-
Accrued interest	4.6	181.1
Deferred directory revenue	848.8	1,076.3
Current portion of long-term debt	993.5	113.6
Total current liabilities not subject to compromise	2,123.6	1,587.1

Long-term debt (4)	2,561.2	9,508.7
Deferred income taxes, net	-	998.1
Other non-current liabilities	380.2	280.2
Total liabilities not subject to compromise	5,065.0	12,374.1

Liabilities subject to compromise (4)	6,352.8	-

Shareholders’ deficit	(6,919.0)	(493.4)

Total Liabilities and Shareholders' Deficit	$4,498.8	$11,880.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS				Schedule 4

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
Operating activities:	2009	2008	2009	2008
Net loss	$(6,000.5)	$(362.4)	$(6,453.3)	$(2,298.3)
Impairment charges (2)	7,337.4	746.6	7,337.8	3,870.4
Gain on debt transactions, net (3)	-	(33.6)	-	(265.2)
Depreciation and amortization	151.5	120.0	578.8	483.3
Deferred income taxes	(1,286.6)	(368.9)	(913.9)	(1,311.9)
Non-cash reorganization items, net (4)	(1.1)	-	17.6	-
Changes in working capital	(103.3)	99.2	(98.1)	11.2
Other	9.8	(38.9)	46.9	59.2
Net cash provided by operating activities	107.2	162.0	515.8	548.7

Investment activities:
Additions to fixed assets and computer software	(15.2)	(23.3)	(33.4)	(70.6)
Equity investment disposition	-	-	-	4.3
Net cash used in investing activities	(15.2)	(23.3)	(33.4)	(66.3)

Financing activities:
Credit facilities borrowings, net of costs	-	-	-	1,017.2
Credit facilities repayments	(34.5)	(57.0)	(290.1)	(1,281.7)
Note repurchases and related costs	-	(7.4)	-	(92.1)
Borrowings under the Revolver	-	-	361.0	398.1
Revolver repayments	-	-	(18.7)	(422.2)
Debt issuance costs	-	(1.9)	-	(10.5)
Repurchase of common stock	-	-	-	(6.1)
Increase (decrease) in checks not yet presented for payment	1.9	(2.0)	0.1	(0.1)
Proceeds from employee stock option exercises	-	-	-	0.1

Net cash (used in) provided by financing activities	(32.6)	(68.3)	52.3	(397.3)

Increase in cash and cash equivalents	59.4	70.4	534.7	85.1

Cash and cash equivalents, beginning of period	606.5	60.8	131.2	46.1

Cash and cash equivalents, end of period	$665.9	$131.2	$665.9	$131.2

Supplemental Information:
Non-cash financing activities:
Reduction of debt from debt transactions	$-	$-	$-	$(172.8)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION				Schedule 5a
RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Reconciliation of net loss - GAAP to EBITDA and Adjusted EBITDA (5)

Net loss - GAAP	$(6,000.5)	$(362.4)	$(6,453.3)	$(2,298.3)
Less tax benefit	(1,303.6)	(337.9)	(928.5)	(1,277.7)
Plus interest expense, net	65.7	205.1	489.5	835.5
Plus depreciation and amortization	151.5	120.0	578.8	483.3
EBITDA	$(7,086.9)	$(375.2)	$(6,313.5)	$(2,257.2)

Impairment charges (2)	7,337.4	746.6	7,337.8	3,870.4

Gain on debt transactions, net (3)	-	(33.6)	-	(265.2)

Stock-based compensation expense and long-term incentive program	4.0	6.1	16.4	29.5

Restricted stock unit expense related to the Business.com acquisition	-	0.4	0.4	4.5

Restructuring costs	1.7	15.5	14.6	34.4

Reorganization items, net (4)	16.9	-	94.8	-

Adjusted EBITDA	$273.1	$359.8	$1,150.5	$1,416.4

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION RECONCILIATION OF NON-GAAP MEASURES (cont'd)				Schedule 5b

(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Reconciliation of cash flow from operations - GAAP to adjusted free cash flow

Cash flow from operations - GAAP	$107.2	$162.0	$515.8	$548.7
Add: Cash reorganization payments	18.8	-	67.3	-
Add: Cash restructuring payments	1.5	11.5	20.6	27.0
Add: Cash restricted stock unit payments related to the Business.com acquisition	-	0.6	0.4	4.9
Adjusted cash flow from operations	127.5	174.1	604.1	580.6
Less: Additions to fixed assets and computer software - GAAP	15.2	23.3	33.4	70.6
Adjusted free cash flow	$112.3	$150.8	$570.7	$510.0

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Reconciliation of interest expense - GAAP to adjusted interest expense (6)

Interest expense - GAAP	$65.7	$205.1	$489.5	$835.5
Plus: Amortization of fair value adjustment due to purchase accounting	-	4.6	7.7	17.6
Less: One-time expense related to ineffective interest rate swaps as a result of the refinancings completed during the second quarter of 2008	-	-	-	(21.0)

Adjusted interest expense	$65.7	$209.7	$497.2	$832.1

	As of	As of
	December 31, 2009	December 31, 2008

Reconciliation of debt - GAAP to net debt and net debt - excluding fair value adjustment (6) (7)

Debt - GAAP	$3,554.7	$9,622.3
Less: Cash and cash equivalents	(665.9)	(131.2)
Net debt	2,888.8	9,491.1

Less: Fair value adjustment due to purchase accounting	-	(86.2)
Net debt - excluding fair value adjustment	$2,888.8	$9,404.9

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION	Schedule 5c
RECONCILIATION OF NON-GAAP MEASURES (cont'd)
(unaudited)

Amounts in billions

Full Year 2010
Outlook

Reconciliation of pro forma net revenue outlook to net revenue - GAAP outlook

Pro forma net revenue outlook	$1.8
Less: Fresh start accounting revenue adjustments	(0.9)
Net revenue - GAAP outlook	$0.9

Full Year 2010
Outlook
Reconciliation of pro forma adjusted EBITDA outlook to operating income - GAAP outlook

Pro forma adjusted EBITDA outlook	$0.75
Less: pro forma depreciation and amortization	(0.16)
Pro forma adjusted operating income outlook	0.59

Less: Revenue from marketing products and services fulfilled prior to emergence from bankruptcy that would have been recognized during the current period absent Fresh Start accounting adjustments required under GAAP

(0.77)

Plus: Expenses from marketing products and services fulfilled prior to emergence from bankruptcy that would have been recognized during the current period absent Fresh Start accounting adjustments required under GAAP, net of amortized deferred cost uplift on unpublished sales contracts as of the date of emergence from bankruptcy

0.16
Less: Stock-based compensation expense and long-term incentive program	(0.01)
Less: Predecessor Company operating income impact for the month of January 2010	(0.06)
Operating income - GAAP outlook	$(0.09)

Full Year 2010
Outlook
Reconciliation of cash flow from operations outlook - GAAP to pro forma free cash flow outlook and pro forma adjusted free cash flow outlook

Cash flow from operations outlook - GAAP	$0.42
Less: Additions to fixed assets and computer software	(0.05)
Free cash flow outlook	0.37
Add: Reorganization payments	0.03
Add: Predecessor Company free cash flow for the month of January 2010	0.05
Pro forma adjusted free cash flow outlook	$0.45

DEX ONE CORPORATION					Schedule 6
STATISTICAL MEASURE
CALCULATION OF ADVERTISING SALES PERCENTAGE CHANGE OVER PRIOR YEAR PERIODS
(unaudited)

Amounts in millions, except percentages
	Year Ended	Three Months Ended
	December 31	December 31	September 30	June 30	March 31

2009 Advertising sales (8)	$2,028.7	$487.8	$419.9	$522.8	$598.2

2008 Advertising sales disclosed in 2008 Form 10-K and Forms 10-Q	2,518.3	618.4	503.6	678.3	718.0

Adjustments primarily related to changes in publication dates	29.4	6.3	25.0	(2.5)	0.6

2008 Pro forma advertising sales	$2,547.7	$624.7	$528.6	$675.8	$718.6

Pro forma advertising sales percentage change over prior year periods	(20.4%)	(21.9%)	(20.6%)	(22.6%)	(16.8%)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NON-GAAP MEASURES

(1) Our advertising revenues are earned primarily from the sale of advertising in yellow pages directories that we publish. Revenue from the sale of such advertising is deferred when a directory is published, net of estimated sales claims, and recognized ratably over the life of a directory, which is typically 12 months. Advertising revenues also include revenues for Internet-based advertising products, including our proprietary local search site, DexKnows.com and DexNet. Revenues with respect to our Internet-based advertising products that are sold with print advertising are initially deferred until the service is delivered or fulfilled and recognized ratably over the life of the contract. Revenues with respect to Internet-based services that are not sold with print advertising are recognized as delivered or fulfilled.

(2) As a result of the Chapter 11 petitions and continued negative industry and economic trends, we recognized an intangible asset impairment charge of $7.3 billion during the fourth quarter of 2009, primarily representing the difference between the fair value and recorded value of our directory services agreements. As a result of the decline in the trading value of our debt and equity securities during the first and second quarters of 2008, we recognized an aggregate goodwill impairment charge of $3.1 billion. During the fourth quarter of 2008, we recognized a $746.6 million impairment charge primarily relating to local and national customer relationships.

(3) As a result of voluntary credit facility prepayments and other debt repurchased during the fourth quarter of 2008, we recorded a gain of $33.6 million, consisting of the difference between the face or par value of the debt repaid and the amount of the cash payments, offset by unamortized deferred financing costs. For the year ended December 31, 2008, we recorded a gain of $265.2 million consisting of $33.6 million noted above, $72.4 million representing the difference between the par value and cash payments of debt repurchased and $161.3 million resulting from a debt exchange, offset by $2.2 million of unamortized deferred financing costs.

(4) For the three months and year ended December 31, 2009, the Company recorded reorganization items as a separate line item on the condensed consolidated statement of operations. Reorganization items represent charges that are directly associated with the process of reorganizing the business under Chapter 11 of the bankruptcy code and include certain expenses such as professional fees, the write-off of unamortized deferred financing costs, net premiums / discounts and fair value adjustments due to purchase accounting associated with long-term debt classified as liabilities subject to compromise (see Note 7 below). Additionally, liabilities are segregated between liabilities not subject to compromise and liabilities subject to compromise on the condensed consolidated balance sheet. The Company's senior notes, senior discount notes and senior subordinated notes have been classified as liabilities subject to compromise at December 31, 2009 and the Company's credit facilities have been excluded from liabilities subject to compromise at December 31, 2009.

(5) EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for net loss prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is determined by adjusting EBITDA for items such as (i) impairment charges, (ii) gain on debt transactions, net, (iii) stock-based compensation and long-term incentive program, (iv) restricted stock unit expense related to the Business.com Acquisition, (v) restructuring costs, and (vi) reorganization items, net.

(6) As a result of purchase accounting, Dex One was required to adjust the carrying value of Dex Media’s debt at January 31, 2006 to its fair value. Adjusted interest expense eliminates the interest benefit resulting from the amortization of the fair value adjustment to Dex Media's debt. Due to filing the Chapter 11 petitions, the remaining unamortized fair value adjustments as of May 28, 2009 were written-off and recognized as a reorganization item on the condensed consolidated statement of operations for the year ended December 31, 2009.

(7) Net debt represents total debt less cash and cash equivalents on the respective date. Net debt – excluding fair value adjustments represents net debt adjusted to remove the remaining fair value purchase accounting adjustment of Dex Media’s debt noted in footnote 6 above. Net debt as of December 31, 2009 excludes $6.1 billion of long-term debt classified as liabilities subject to compromise on the unaudited condensed consolidated balance sheet, all of which was converted to equity upon emergence from Chapter 11 on January 29, 2010.

(8) Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

CONTACT:
Dex One Corporation
Investors – Jamie Andelman, 800-497-6329 or
Media – Tyler Gronbach, 919-297-1541